Exhibit 99.1

Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Increases Regular Quarterly Cash Dividend by 13 Percent

BLOOMINGTON, Minn. (December 13, 2022) – The Toro Company (NYSE: TTC) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.34 per share, an increase of 13 percent over the previous $0.30 per share. This marks the 14th consecutive year that the company has increased its dividend. This dividend is payable on January 11, 2023, to shareholders of record at the close of business on December 28, 2022.

Additionally, the Board of Directors authorized the repurchase of up to an additional 5 million shares of The Toro Company’s Common Stock through open-market or in privately negotiated transactions from time to time and in such amounts as management deems appropriate.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $4.0 billion in fiscal 2021, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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